EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(213) 277-5550
aehr@mkr-group.com

Aehr Test Systems Reports 89% Revenue Growth Year over Year in First Quarter of Fiscal 2023 on Strength of Wafer Level Test and Burn in of Silicon Carbide Devices used in Electric Vehicles

Fremont, CA (October 6, 2022) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its first quarter of fiscal 2023 ended August 31, 2022.

Fiscal First Quarter Financial Results:

•	Net sales were $10.7 million, up 89% from $5.6 million in the first quarter of fiscal 2022.
•	GAAP net income was $589,000, or $0.02 per diluted share, compared to GAAP net income of $696,000, or $0.03 per diluted share, in the first quarter of fiscal 2022, which includes the impact of forgiveness of $1.7 million in loans from the Paycheck Protection Program (“PPP”).
•	Non-GAAP net income was $1.3 million, or $0.05 per diluted share, which excludes the impact of stock-based compensation, compared to a non-GAAP net loss of $414,000, or $0.02 per diluted share, in the first quarter of fiscal 2022, which excludes the impact of stock-based compensation and forgiveness of the PPP loan.
•	Bookings were $19.1 million for the quarter ended August 31, 2022.
•	Backlog as of August 31, 2022 was $19.5 million.
•	Total cash and cash equivalents as of August 31, 2022 were $36.1 million, up from $6.5 million at the end of the first quarter of fiscal 2022.

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are off to a good start this year, finishing the first quarter with revenue and net income ahead of consensus estimates, and with strong bookings of $19.1 million.

“We are currently engaged or in discussions with almost all the existing and future silicon carbide suppliers regarding our unique, low cost, multi-wafer level test and burn-in solution that provides test electronics and device contactor technology that enables contact to 100% of devices on a single wafer. This allows our customers to burn-in every device at a lower cost than they could in any other form due to our ability to contact thousands of devices on a single wafer and test 18 wafers in a single system at one time with our FOX-XPTM multi-wafer test and burn-in system and proprietary FOX full wafer contact WaferPaksTM. The major silicon carbide companies expect that most electric vehicle traction inverters will move to multi-chip modules, and they have told us that they must move to wafer-level stress and burn-in to remove the inherent failures before they put these devices into multi-die modules to meet their cost, yield, and reliability goals of these modules. Aehr’s technology provides a total turnkey single vendor solution to meet these customers’ critical test and stress requirements.

Aehr Test Systems Reports First Quarter Fiscal 2023 Financial Results
October 6, 2022
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“Our lead customer for silicon carbide wafer level burn-in continues to ramp up use of our FOX-XP multi-wafer test and burn-in systems and WaferPaks, placing another significant order with us during this quarter. Similar to past orders, they purchased the systems without the necessary WaferPak full wafer contactors and as such we expect significant orders from them for WaferPaks to match these systems. This need for additional capacity is being driven by increased demand for silicon carbide semiconductors for electric vehicles. This customer recently announced that they expect their growth rate to accelerate faster than previously forecasted, and they continue to forecast orders for a significant number of FOX systems and WaferPak Contactors over the next several years.

“Our previously announced benchmarks and evaluations with two additional major silicon carbide semiconductor suppliers continued to move forward with great progress during the quarter. Following the end of the quarter, we announced an initial purchase order from one of these suppliers for our FOX-NP multi-wafer test and burn-in system, multiple WaferPak Contactors, and a FOX WaferPak Aligner to be used for qualification of our wafer level burn-in solution for silicon carbide devices for electric vehicles and other markets. This new customer is one of the world’s largest suppliers of silicon carbide devices serving several significant markets including the electric vehicle industry. We have already shipped the system to them, and we believe we will achieve their specific performance and functionality evaluation criteria on their test floor during the next three to six months as well as expect that they will be purchasing our FOX-XP production systems for shipment before the end of this fiscal year ending May 31, 2023. The benchmark with the other potential customer has also progressed significantly since last quarter’s conference call. We completed a significant milestone with a large number of wafers being tested, and we believe that we will successfully complete their correlation over the next few months, allowing them to also move forward with our FOX solution. We expect both of these major silicon carbide suppliers to implement our FOX platform solution into their volume manufacturing production flow as they look to capitalize on the fast-growing demand for silicon carbide devices in electric vehicles.

“We see demand building for wafer level burn-in of silicon carbide devices and specifically for traction inverters and onboard and offboard chargers for electric vehicles. During the last few months, multiple additional silicon carbide suppliers have asked us to provide technical feasibility, quotations, and schedules for production test and burn-in of their wafers. While some of these companies want to do on-wafer validation of our solutions before they place orders for systems from us, others are planning to move directly to purchasing our FOX systems and WaferPaks to accelerate their time to market. The silicon carbide market for electric vehicles and its supporting infrastructure requirements are growing at a tremendous rate, with Canaccord Genuity estimating that wafer capacity will increase from 125,000 6-inch wafers in 2021 to over four million 6-inch equivalent wafers in 2030 to meet the electric vehicle market alone.

“In addition to our progress with silicon carbide applications, we are seeing an increase in our wafer level burn-in business for silicon photonics devices used in data communications. We shipped multiple FOX-NP systems this quarter to support the characterization and product qualification of new photonics-based devices. We have also received multiple orders for upgrades to existing systems that enable a higher number of devices and higher power per wafer, as well as for new designs for WaferPaks that we expect will first be ordered for engineering and new product introduction, and then turn to volume production with higher quantity orders.

Aehr Test Systems Reports First Quarter Fiscal 2023 Financial Results
October 6, 2022
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“We are very encouraged by the continued positive momentum and expanding growth opportunities we are seeing with current and prospective customers and are reiterating our previously announced guidance for revenue this fiscal year as we expect revenue to grow over the next three quarters. We believe that we will receive production orders from several silicon carbide customers beyond our lead customer and begin shipping systems to meet their production capacity by the end of our current fiscal year that ends May 31, 2023. Beyond our engagements with some of the top major automotive suppliers, we are also seeing high levels of interest and discussion with other silicon carbide prospects across the spectrum of industrial, solar, wind, and charging infrastructure markets that is expanding our potential customer base and giving us increased confidence about our growth prospects for fiscal 2024 and beyond.”

Fiscal 2023 Financial Guidance:

For the fiscal year ending May 31, 2023, Aehr is reiterating its previously provided guidance for total revenue to be at least $60 million to $70 million, with strong profit margins similar to last fiscal year. Aehr also continues to expect bookings to grow faster than revenues in fiscal 2023 as the ramp in demand for silicon carbide in electric vehicles increases exponentially throughout the decade.

Management Conference Call and Webcast

Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its first quarter fiscal 2023 operating results. To access the live call, dial +1 877-270-2148 (US and Canada) or +1 412-902-6510 (International) and ask to join the Aehr Test Systems earnings call. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section and may also be accessed by clicking here. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call and will remain available for one week. To access the call replay, dial +1 877-344-7529 (US and Canada) or +1 412-317-0088 (International) and enter replay passcode 8724719.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in semiconductor devices in wafer level, singulated die, and package part form, and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge silicon carbide-based power semiconductors, memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Aehr Test Systems Reports First Quarter Fiscal 2023 Financial Results
October 6, 2022
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Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “sees,” or “continue,” or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, Aehr’s ability to generate bookings and revenue increases in the future, including the second quarter of fiscal 2023; future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables across multiple market segments; the temporary nature of customer pushouts; shipping timelines for products and follow-on capacity orders; the growth of Aehr’s systems and consumables, including as a percentage of total sales; financial guidance for fiscal 2023, including related to revenue and profitability, and expectations regarding fiscal 2023; Aehr’s ability to expand its number of customers using its FOX-PTM solutions; the ability to secure potential customer engagements; expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets; the belief that Aehr will be stronger after the current worldwide COVID-19 pandemic, including expectations related to greater production, more customers, more applications, and higher value products. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

–  Financial Tables to Follow  –

Aehr Test Systems Reports First Quarter Fiscal 2023 Financial Results
October 6, 2022
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AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2022	2022	2021

Net sales	$10,671	$20,289	$5,646
Cost of sales	6,190	9,821	3,365
Gross profit	4,481	10,468	2,281

Operating expenses:
Selling, general and administrative	2,525	2,993	1,953
Research and development	1,498	1,655	1,321
Total operating expenses	4,023	4,648	3,274

Income (loss) from operations	458	5,820	(993)

Interest income (expense), net	121	22	(9)
Gain from forgiveness of PPP loan	-	-	1,698
Other income (expense), net	24	(38)	23

Income before income tax expense	603	5,804	719

Income tax expense	(14)	(10)	(23)

Net income	$589	$5,794	$696

Net income per share
Basic	$0.02	$0.21	$0.03
Diluted	$0.02	$0.20	$0.03

Shares used in per share calculations:
Basic	27,242	27,003	23,999
Diluted	28,788	28,568	25,356

- more-

Aehr Test Systems Reports First Quarter Fiscal 2023 Financial Results
October 6, 2022
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AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2022	2022	2021

GAAP net income	$589	$5,794	$696
Stock-based compensation expense	710	737	588
Gain from forgiveness of PPP loan	-	-	(1,698)
Non-GAAP net income (loss)	$1,299	$6,531	$(414)

GAAP net income per diluted share	$0.02	$0.20	$0.03
Non-GAAP net income (loss) per diluted share	$0.05	$0.23	$(0.02)
Shares used in GAAP diluted shares calculation	28,788	28,568	25,356
Shares used in non-GAAP diluted shares calculation	28,788	28,568	23,999

Non-GAAP net income (loss)  is a non-GAAP measure and should not be considered a replacement for GAAP results.  Non-GAAP net income (loss)  is a financial measure the Company uses to evaluate the underlying results and operating performance of the business.  The limitation of this measure is that it excludes items that impact the Company's current period net income.  This limitation is best addressed by using this measure in combination with net income (loss)  (the most directly comparable GAAP financial measure).  These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports First Quarter Fiscal 2023 Financial Results
October 6, 2022
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AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31,	May 31,
	2022	2022

ASSETS

Current assets:
Cash and cash equivalents	$36,147	$31,484
Accounts receivable, net	5,116	12,859
Inventories	17,233	15,051
Prepaid expenses and other	833	613
Total current assets	59,329	60,007

Property and equipment, net	1,322	1,203
Operating lease right-of-use assets	740	917
Other assets	187	201
Total assets	$61,578	$62,328

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	3,387	4,195
Accrued expenses	2,479	3,610
Operating lease liabilities, short-term	741	794
Customer deposits and deferred revenue, short-term	3,292	2,415
Total current liabilities	9,899	11,014

Operating lease liabilities, long-term	73	212
Deferred revenue, long-term	47	69
Other liabilities	41	44
Total liabilities	10,060	11,339

Total shareholders' equity	51,518	50,989

Total liabilities and shareholders' equity	$61,578	$62,328

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